Exhibit 99.1

                 Beverly Enterprises Investor Day on January 18

     FORT SMITH, Ark.--(BUSINESS WIRE)--Jan. 14, 2005--In conjunction with its previously announced Investor Day on January 18, 2005, Beverly Enterprises, Inc. (NYSE: BEV) said that the program will be webcast live beginning at 8:30 a.m. EST and lasting until approximately 12:30 p.m. The webcast may be accessed in the Investor Relations section of the Company's Web site at www.beverlycorp.com. The webcast also will be archived and will be available after the event for 90 days.
     Individuals also may listen to the Investor Day program via telephone by dialing 800-730-9234 to hear the live presentation. A recorded replay of the Investor Day presentations will be available shortly after the program ends until Friday, February 18, 2005, and may be accessed by dialing 800-839-6713 and entering confirmation number 6890216.
     Due to space limitations, advance registration is required to attend the event in person.
     Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. Beverly, through its subsidiaries, currently operates 351 skilled nursing facilities, as well as 18 assisted living centers, and 52 hospice and home health centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

     CONTACT: Beverly Enterprises, Inc.
              Investor Contact:
              James M. Griffith, 479-201-5514
              or
              News Media Contact:
              Blair C. Jackson, 479-201-5263